Exhibit k.5

REGISTRATION RIGHTS AGREEMENT

BY AND BETWEEN

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

AND

JMP SECURITIES LLC

This REGISTRATION RIGHTS AGREEMENT (the “Agreement”) is made and entered into as of June 22, 2004, by and between HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation (the “Company”) and JMP SECURITIES LLC, a Delaware limited liability company (“JMP”), for the benefit of (i) JMP and purchasers from JMP as initial purchaser under the Purchase/Placement Agreement (as defined below) of Units (the “Units”) consisting of two shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), one warrant to purchase one share of Common Stock with up to a 1 year term and one warrant to purchase one share of Common Stock with a 5 year term (collectively, the “Warrants”); and (ii) each of their respective Permitted Transferees (as defined below).

This Agreement is made pursuant to the Purchase/Placement Agreement (the “Purchase/Placement Agreement”), dated June 16, 2004, by and between the Company, and JMP. In order to induce JMP to enter into the Purchase/Placement Agreement, the Company has agreed to provide the registration rights provided for in this Agreement to JMP, the Holders (as defined below) and the Permitted Transferees . The execution of this Agreement is a condition to the closing of the transactions contemplated by the Purchase/Placement Agreement.

The parties hereby agree as follows:

1.	DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

Accredited Investor Units: Units initially resold by JMP or sold by the Company in accordance with the Purchase/Placement Agreement to “accredited investors” (within the meaning of Rule 501(a) under the Securities Act) who also qualify as either Qualified Purchasers or Knowledgeable Employees.

Additional Dividends: As defined in Section 5(d) hereof.

Additional JMP Units: Any additional Units purchased by JMP and/or its affiliates pursuant to the option granted to JMP to purchase an additional 83,333 Units as set forth in that certain letter agreement between JMP and the Company dated as of June 22, 2004.

Affiliate: As to any specified Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such other Person and (ii) any executive officer, director, trustee or general partner of such Person.

Business Day: With respect to any act to be performed hereunder, each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York or other applicable place where such act is to occur are authorized or obligated by applicable law, regulation or executive order to close.

Closing Date: June 22, 2004 or such other time as the parties hereto may agree in writing.

Commission: The Securities and Exchange Commission.

Common Stock: common stock of the Company, par value $0.001 per share.

Company: As defined in the preamble.

Controlling Person: As defined in Section 6(a) hereof.

End Of Suspension Notice: As defined in Section 5(b) hereof.

Exchange Act: The Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission pursuant thereto.

Form N-54A: As defined in Section 2 hereof.

Holder: Each record owner of any Registrable Securities or Warrants on the Closing Date and each Permitted Transferee.

Indemnified Party: As defined in Section 6(c) hereof.

Indemnifying Party: As defined in Section 6(c) hereof.

IPO Registration Statement: As defined in Section 2 hereof.

Knowledgeable Employee: As defined in Rule 3c-5 under the 1940 Act.

Liabilities: As defined in Section 6(a) hereof.

NASD: The National Association of Securities Dealers, Inc.

Offering Memorandum: The Offering Memorandum of the Company dated June 17, 2004 relating to the 144A Units and the Accredited Investor Units.

Permitted Transferee: Any Person that acquires Registrable Securities or Warrants in compliance with the transfer restrictions described in the Offering Memorandum and executes and delivers to the Company a subscription in the form identified in the Offering Memorandum.

Preferred Stock Units: Units initially issued in exchange for shares of the Company’s Series A Preferred Stock.

Person: An individual, partnership, corporation, trust, unincorporated organization, government or agency or political subdivision thereof, or any other legal entity.

Proceeding: An action, claim, suit or proceeding (including without limitation, an investigation or partial proceeding, such as a deposition).

Prospectus: The prospectus included in any Registration Statement, including any preliminary prospectus, and all other amendments and supplements to any such prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference, if any, in such prospectus.

Purchaser Indemnitee: As defined in Section 6(a) hereof.

Purchase/Placement Agreement: As defined in the preamble.

Qualified Purchaser: As defined in Section 2(a)(51) of the 1940 Act and the rules promulgated thereunder.

Registrable Securities: All or any portion of the Shares (including the Shares issuable upon exercise of the Warrants) underlying the Accredited Investor Units, Rule 144A Units, Preferred Stock Units, and Additional JMP Units (and any shares of Common Stock issued in respect of any such Units by reason of or in connection with any exchange for or replacement of such Units or any stock dividend, stock distribution, stock split, combination of shares, recapitalization, merger or consolidation in each case occurring during such time as such underlying Units constitutes a Registrable Security hereunder), until, in the case of any such shares of Common Stock underlying the Units, the earliest to occur of (a) the date on which it has been registered effectively pursuant to the Securities Act and disposed of in accordance with the registration statement relating to it, (b) the date on which either it is distributed to the public pursuant to Rule 144 or is saleable pursuant to Rule 144(k) promulgated by the Commission pursuant to the Securities Act or any similar Rule or regulation hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such rule, (c) the date on which it is sold to the Company or (d) the date referred to in Section 9.

Registration Default: As defined in Section 5(d) hereof.

Registration Expenses: Any and all expenses incident to the performance of or compliance with this Agreement, including, without limitation: (i) all Commission, securities exchange, NASD registration, listing, inclusion and filing fees, (ii) all fees and expenses incurred in connection with compliance with international, federal or state securities or blue sky laws

(including, without limitation, any registration, listing and filing fees and reasonable fees and disbursements of counsel in connection with blue sky qualification of any of the Registrable Securities or Warrants and the preparation of a blue sky memorandum and compliance with the rules of the NASD), (iii) all expenses of any Persons in preparing or assisting in preparing, word processing, duplicating, printing, delivering and distributing any Registration Statement, any Prospectus, any amendments or supplements thereto, any underwriting agreements, securities sales agreements, certificates and any other documents relating to the performance under and compliance with this Agreement, (iv) all fees and expenses incurred in connection with the listing or inclusion of any of the Registrable Securities or Warrants on any securities exchange or The Nasdaq Stock Market pursuant to Section 4(n) of this Agreement, (v) the fees and disbursements of counsel for the Company and of the independent public accountants (including, without limitation, the expenses of any special audit and “cold comfort” letters required by or incident to such performance), and reasonable fees and disbursements of one counsel for the selling Holders that is selected by Holders representing at least a majority of the Registrable Securities or Warrants included in such Registration Statement, and (vi) any fees and disbursements customarily paid by issuers in issues and sales of securities (including the fees and expenses of any experts retained by the Company in connection with any Registration Statement), but excluding brokers’ or underwriters’ discounts and commissions, if any, and any transfer taxes relating to the sale or disposition of Registrable Securities or Warrants by a Holder.

Registration Statement: The IPO Registration Statement, the Shelf Registration Statement or the Warrant Registration Statement, as applicable, covering the resale of Registrable Securities or Warrants pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference, if any, in such registration statement.

Rule 144: Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar Rule or regulation hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such rule.

Rule 144A: Rule 144A promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar Rule or regulation hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such rule.

Rule 144A Units: Units initially resold by JMP in accordance with the Purchase/Placement Agreement to “qualified institutional buyers” (as such term is defined in Rule 144A) who also qualify as Qualified Purchasers.

Rule 158: Rule 158 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar Rule or regulation hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such rule.

Rule 415: Rule 415 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar Rule or regulation hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such rule.

Rule 429: Rule 429 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar Rule or regulation hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such rule.

Rule 497: Rule 497 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar Rule or regulation hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such rule.

Securities Act: The Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission pursuant thereto.

Series A Preferred Stock: The Series A-1 Preferred Stock, par value $0.001 per share, of the Company and the Series A-2 Preferred Stock, par value $0.001 per share, of the Company.

Shares: Shares of Common Stock.

Shelf Registration Statement: As defined in Section 2 hereof.

Suspension Event: As defined in Section 5(b) hereof.

Suspension Notice: As defined in Section 5(b) hereof.

Underwritten Offering: A sale of securities of the Company on a firm-commitment basis to an underwriter or underwriters for reoffering to the public.

Units: As defined in the preamble.

Warrant Registration Statement: As defined in Section 2 hereof.

Warrants: As defined in the preamble.

2.	REGISTRATION RIGHTS

As set forth in Section 4 hereof, the Company agrees to file with the Commission no later than two hundred seventy (270) days after the Closing Date (or such later date as provided for in this Agreement) but not earlier than one hundred eighty (180) days after the Closing Date and to use its best efforts to cause to be declared effective by the Commission not later than three hundred sixty five (365) days after the Closing Date (or such later date as provided for in this Agreement), either (i) in accordance with Section 2(a) hereof, a Registration Statement under the

Securities Act providing for the initial public offering of shares of Common Stock (an “IPO Registration Statement”), which IPO Registration Statement will provide for the resale by the Holders of Registrable Securities requested to be included therein (subject to Section 2(a)(ii) hereof) or (ii) in accordance with Section 2(b) hereof, a shelf Registration Statement under the Securities Act then available to the Company providing for the resale pursuant to Rule 415 from time to time by the Holders of any and all Registrable Securities (a “Shelf Registration Statement”). Notwithstanding the foregoing, if, during the 24-month period after the Company has completed an initial public offering of its Common Stock, the Company files an election to be regulated as a business development company on Form N-54A or any successor form (“Form N-54A”) with the Commission and the Company did not file an election to be regulated as a business development company on Form N-54A with the Commission prior to or concurrent with the filing of an IPO Registration Statement or a Shelf Registration Statement and any Holder beneficially owns (as defined in Section 13(d) of the Exchange Act) at the time of the filing of the N-54A three percent (3%) of the outstanding Common Stock of the Company, then, subject to the terms and conditions set forth herein, the Company shall file within sixty (60) days and use its best efforts to cause to be declared effective by the Commission not later than one hundred fifty (150) days following the filing of the Form N-54A, a shelf Registration Statement under the Securities Act then available to the Company providing for the resale pursuant to Rule 415 from time to time by the Holders of any and all Warrants (a “Warrant Registration Statement”).

(a) IPO REGISTRATION. If the Company proposes to file the IPO Registration Statement, the Company will notify each Holder of the proposed filing and afford each Holder of Registrable Securities an opportunity to include in the IPO Registration Statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in the IPO Registration Statement all or part of the Registrable Securities held by such Holder shall, within twenty (20) days after delivery of the above-described notice by the Company by overnight courier or registered or certified mail, return receipt requested to the address of such Holder then listed on the stock record books of the Company, so notify the Company of the number of Registrable Securities such Holder wishes to include in such IPO Registration Statement together with a completed and signed selling stockholder questionnaire in the form included with the notice.

(i) RIGHT TO TERMINATE REGISTRATION. The Company shall have the right to terminate or withdraw any IPO Registration Statement initiated by it prior to its effectiveness whether or not any Holder has elected to include Registrable Securities in such registration.

(ii) UNDERWRITING. If an IPO Registration Statement is for an Underwritten Offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to include its Registrable Securities in a registration pursuant to this Section 2(a) shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the representatives of underwriters selected for such underwriting and complete and execute any questionnaires, powers of attorney, indemnities, lock-up agreements, securities escrow agreements and other documents reasonably required under the terms of such underwriting, and furnish to the Company such information as the Company may reasonably request in writing for inclusion in the Registration Statement; provided, however, that no Holder shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, such Holder’s Registrable Securities and such Holder’s intended method of distribution for the securities to be registered and any other representation required by law. Notwithstanding any other provision of this Agreement, if the representatives of the underwriters determine in good faith that marketing factors require a limitation on the number of shares to be underwritten, then the representatives of the underwriters may exclude securities (including Registrable Securities of Holders) from the registration and the underwriting shall be allocated first, to the Company, and second, to each of the Holders requesting inclusion of their Registrable Securities in such registration on a pro rata basis based on the total number of Registrable Securities then held by each such Holder which is requesting inclusion. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by notice to the Company and the underwriter, delivered at least five (5) Business Days prior to the effective date of the Registration Statement (or if later, the date that the initial price range set forth on the cover of the prospectus is determined). Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(iii) [INTENTIONALLY OMITTED]

(iv) REGISTRABLE SECURITIES NOT SOLD UNDER IPO REGISTRATION STATEMENT. If (w) the Company terminates or withdraws the IPO Registration Statement prior to its effectiveness or the distribution of all Registrable Securities, if any, registered thereunder, (x) the underwriters exercise their right pursuant to Section 2(a)(ii) of this Agreement to exclude any Registrable Securities from the IPO Registration Statement, (y) any Holder elects to withdraw or not to include any Registrable Securities in the IPO Registration Statement, or (z) any Registrable Securities are otherwise not registered under and distributed pursuant to the IPO Registration Statement, then the Company shall file a Shelf Registration Statement relating to such Registrable Securities not registered under and distributed pursuant to an IPO Registration Statement as soon as practicable, but in no event later than (a) in the case of the withdrawal or abandonment of the offering pursuant to the IPO Registration Statement, the date which is the later of two hundred seventy (270) days after the Closing Date or thirty (30) days after the earlier of the withdrawal or abandonment of the offering pursuant to the IPO Registration Statement or (b) the date thirty (30) days after the consummation of the offering pursuant to the IPO Registration Statement and the completion of the distribution related thereto.

(v) WARRANTS. If the Company has filed or intends to file an election to be regulated as a business development company on Form N-54A with the Commission prior to or concurrent with the filing of an IPO Registration Statement and any Holder beneficially owns (as defined in Section 13(d) of the Exchange Act) at the time of the giving of the notice by the Company referred to in the first sentence of this Section 2(a) three percent (3%) of the outstanding Common Stock of the Company, then the Warrants shall be deemed to be Registrable Securities for purposes of this Agreement, and Holders of Warrants shall be entitled to have any or all of their Warrants included in such IPO Registration Statement on the same terms and subject to the same conditions as Holders of Registrable Securities.

(b) SHELF REGISTRATION. If the Company elects to file a Shelf Registration Statement or is otherwise required to file a Shelf Registration Statement pursuant to this Section 2, it shall notify each Holder of the proposed filing and afford each Holder an opportunity to include in such Shelf Registration Statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such Shelf Registration Statement all or part of the Registrable Securities held by such Holder shall, within twenty (20) days after delivery of the above-described notice by the Company by overnight courier or registered or certified mail, return receipt requested to the address of such Holder then listed on the stock record books of the Company, so notify the Company of the number of Registrable Securities such Holder wishes to include in such Shelf Registration Statement together with a completed and signed selling stockholder questionnaire in the form included with the notice. The Company shall use its best efforts to cause the Shelf Registration Statement to be declared effective by the Commission no later than 365 days after the Closing Date or, in the case of a Shelf Registration Statement filed pursuant to Section 2(a)(iv), within ninety (90) days after the filing thereof with the Commission. Notwithstanding anything to the contrary contained in this Agreement, the Company will not be obligated to file more than one IPO Registration Statement or more than one Shelf Registration Statement pursuant to this Agreement and will not be required to prepare or file any supplement or post-effective amendment thereto after the effective date of such Registration Statement solely for the purpose of adding any additional Registrable Securities or selling stockholders. Notwithstanding the foregoing, if the Company has filed or intends to file an election to be regulated as a business development company on Form N-54A with the Commission prior to or concurrent with the filing of a Shelf Registration Statement and any Holder beneficially owns (as defined in Section 13(d) of the Exchange Act) at the time of the giving of the notice by the Company referred to in the first sentence of this Section 2(b) three percent (3%) of the outstanding Common Stock of the Company, then the Warrants shall be deemed to be Registrable Securities for purposes of this Agreement, and Holders of Warrants shall be entitled to have any or all of their Warrants included in such Shelf Registration Statement on the same terms and subject to the same conditions as Holders of Registrable Securities.

(c) WARRANT REGISTRATION STATEMENT. If the Company is required to file a Warrant Registration Statement pursuant to the first paragraph of this Section 2, it shall notify each Holder of the proposed filing and afford each Holder an opportunity to include in such Warrant Registration Statement all or any part of the Warrants then held by such Holder. Each Holder desiring to include in any such Warrant Registration Statement all or part of the Warrants held by such Holder shall, within twenty (20) days after delivery of the above-described notice by the Company by overnight courier or registered or certified mail, return receipt requested to the address of such Holder then listed on the stock record books of the Company, so notify the Company of the number of Warrants such Holder wishes to include in such Warrant Registration Statement together with a completed and signed selling stockholder questionnaire in the form included with the notice. The Company shall use its best efforts to cause the Warrant Registration Statement to be declared effective by the Commission no later than 150 days after the filing by the Company of a Form N-54A with the Commission. Notwithstanding anything to the contrary contained in this Agreement, the Company will not be obligated to file more than one Warrant Registration Statement pursuant to this Agreement and will not be required to prepare or file any supplement or post-effective amendment thereto after the effective date of such Warrant Registration Statement solely for the purpose of adding any additional Warrants or selling securityholders.

(d) EXPENSES. The Company shall pay all Registration Expenses in connection with the registration of the Registrable Securities or Warrants pursuant to this Agreement. Each Holder participating in a registration pursuant to this Section 2 shall bear such Holder’s proportionate share (based on the total number of Registrable Securities or Warrants sold in such registration) of all transfer taxes and all discounts, commissions or other amounts payable to underwriters or brokers in connection with a registration of Registrable Securities or Warrants pursuant to this Agreement.

3.	RULES 144 AND 144A REPORTING

With a view to making available the benefits of certain rules and regulations of the Commission that may at any time permit the sale of the Registrable Securities or Warrants to the public without registration, the Company agrees to:

(a) make available adequate current public information, as defined in Rule 144, at all times after the one year has elapsed from the date of this Agreement and any Registrable Securities or Warrants (solely to the extent Warrants may be eligible for registration pursuant to the terms of this Agreement) are not eligible for resale under Rule 144(k) promulgated by the Commission;

(b) file with the Commission in a timely manner all reports and other documents required to be filed by the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements and any Registrable Securities or Warrants (solely to the extent Warrants may be eligible for registration pursuant to the terms of this Agreement) are not eligible for resale under Rule 144(k) promulgated by the Commission);

(c) for so long as a Holder owns any Registrable Securities or Warrants (solely to the extent Warrants may be eligible for registration pursuant to the terms of this Agreement), if the Company is not required to file reports and other documents under the Securities Act and the Exchange Act, it will make available other information as required by, and so long as necessary to permit sales of Registrable Securities or Warrants (solely to the extent Warrants may be eligible for registration pursuant to the term of this Agreement) pursuant to, Rule 144 or Rule 144A; and

(d) for so long as a Holder owns any Registrable Securities or Warrants (solely to the extent Warrants may be eligible for registration pursuant to the terms of this Agreement), to furnish to the Holder promptly upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time prior to ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to the reporting requirements of the Exchange Act), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company, and take such further actions, as a Holder may reasonably request in availing itself of any Rule or regulation of the Commission allowing a Holder to sell any such Registrable Securities or Warrants (solely to the extent Warrants may be eligible for registration pursuant to the terms of this Agreement) without registration.

4.	REGISTRATION PROCEDURES

In connection with the obligations of the Company with respect to any registration pursuant to this Agreement, the Company shall use its best efforts to effect or cause to be effected the registration of the Registrable Securities or Warrants under the Securities Act to permit the sale of such Registrable Securities or Warrants by the Holder or Holders thereto, and the Company shall:

(a) prepare and file with the Commission, as specified in this Agreement, a Registration Statement, which Registration Statement shall comply as to form in all material respects with the requirements of the applicable form and include all financial statements required by the Commission to be filed therewith, and use its best efforts to cause such Registration Statement to become effective as soon as practicable after filing and to remain effective, including filing such amendments and/or supplements as required by law, subject to Section 5 hereof, until the earlier of (i) the date on which all such Registrable Securities or Warrants are sold in accordance with the intended distribution of such Registrable Securities or Warrants, (ii) the date on which none of the shares of Common Stock or Warrants are Registrable Securities, as applicable or (iii) the second anniversary of the effective date of the first Registration Statement filed in accordance with Section 2 that is declared effective by the Commission, provided, however, that solely with respect to the Warrants that are eligible for registration pursuant to the last sentence of the first paragraph of Section 2, the Company’s obligations under this Section 4(a) will expire on the first anniversary of the effective date of the Warrant Registration Statement; provided further, however, that the Company shall not be required to cause any IPO Registration Statement to remain effective for any period longer than ninety (90) days following the effective date of such IPO Registration Statement (subject to extension as provided in Section 5(c) hereof); provided, further, that if the Company has an effective Shelf Registration Statement or Warrant Registration Statement under the Securities Act and becomes eligible to use Form S-3 or such other short-form registration statement form under the Securities Act, the Company may, upon thirty (30) Business Days prior notice to all Holders of Registrable Securities or Warrants included in such Shelf Registration Statement or Warrant Registration Statement, register any Registrable Securities or Warrants registered but not yet distributed under the effective Shelf Registration Statement or Warrant Registration Statement on such a short-form Shelf Registration Statement or short-form Warrant Registration

Statement and, once the short-form Shelf Registration Statement or short-form Warrant Registration Statement is declared effective, de-register such shares under the previous Registration Statement or transfer the filing fees from the previous Shelf Registration Statement or Warrant Registration Statement (such transfer pursuant to Rule 429, if applicable) unless any Holder of Registrable Securities or Warrants registered under the initial Shelf Registration Statement or Warrant Registration Statement notifies the Company within twenty (20) Business Days of delivery of the above-described notice by the Company by overnight courier or registered or certified mail, return receipt requested to the address of such Holder then listed on the stock record books of the Company notice that such a registration under a new Shelf Registration Statement or Warrant Registration Statement and de-registration of the initial Shelf Registration Statement or Warrant Registration Statement would interfere with its distribution of Registrable Securities or Warrants already in progress; the Company shall furnish to JMP and, for so long as investment funds affiliated with Farallon Capital Management, LLC (“Farallon”) own Registrable Securities or Warrants representing more than 10% of the Company’s outstanding Common Stock, Farallon at a reasonable time prior to the filing thereof with the Commission, a copy of any Registration Statement and each amendment or supplement, if any, to the Prospectus included therein (including any documents incorporated by reference therein) and shall give full consideration to such comments as JMP, Farallon (to the extent Farallon was furnished with such document in accordance with the terms of this sentence) or such other representative of all the Holders may reasonably propose.

(b) subject to Section 4(i) of this Agreement, (i) prepare and file with the Commission such amendments and post-effective amendments to each such Registration Statement as may be necessary to keep such Registration Statement effective for the period described in Section 4(a) hereof; (ii) cause each Prospectus contained therein to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 497 or other applicable rule under the Securities Act; and (iii) comply in all material respects with the provisions of the Securities Act with respect to the disposition of all securities covered by each Registration Statement during the applicable period in accordance with the intended method or methods of distribution by the selling Holders thereof;

(c) furnish to the Holders of Registrable Securities or Warrants, without charge, as many copies of each Prospectus, including each preliminary Prospectus, and any amendment or supplement thereto and such other documents as such Holder may reasonably request, in order to facilitate the public sale or other disposition of the Registrable Securities or Warrants; the Company consents to the use of such Prospectus, including each preliminary Prospectus, by the Holders of Registrable Securities or Warrants, if any, in connection with the offering and sale of the Registrable Securities or Warrants covered by any such Prospectus;

(d) use its best efforts to register or qualify, or obtain exemption from the registration or qualification requirements for, all Registrable Securities or Warrants by the time the applicable Registration Statement is declared effective by the Commission under all applicable state securities or “blue sky” laws of such jurisdictions as JMP shall reasonably request in writing, keep each such registration or qualification or exemption effective during the period such Registration Statement is required to be kept effective pursuant to Section 4(a) and do any and all other acts and things that may be reasonably necessary or advisable to enable such

Holder to consummate the disposition in each such jurisdiction of such Registrable Securities or Warrants owned by such Holder; provided, however, that the Company shall not be required to (i) qualify generally to do business in any jurisdiction or to register as a broker or dealer in such jurisdiction where it would not otherwise be required to qualify but for this Section 4(d) and except as may be required by the Securities Act, (ii) subject itself to taxation in any such jurisdiction, or (iii) submit to the general service of process in any such jurisdiction;

(e) use its best efforts to cause all Registrable Securities or Warrants covered by such Registration Statement to be registered and approved by such other governmental agencies or authorities as may be necessary to enable the Holders thereof to consummate the disposition of such Registrable Securities or Warrants, subject to the proviso contained in clause (d) above;

(f) notify JMP and each Holder of Registrable Securities or Warrants promptly and, if requested by JMP or any Holder, confirm such advice in writing (i) when a Registration Statement has become effective, when any post-effective amendments become effective or upon the filing of a supplement to any Prospectus, (ii) of the issuance by the Commission or any state securities authority of any stop order suspending the effectiveness of a Registration Statement or the initiation of any Proceeding for that purpose, (iii) of any request by the Commission or any other federal or state governmental authority for amendments or supplements to a Registration Statement or related Prospectus or for additional information (such notice to be accompanied by an instruction to suspend the use of the Prospectus until the requisite changes have been made), and (iv) of the happening of any event during the period a Registration Statement is effective as a result of which such Registration Statement or the related Prospectus or any document incorporated by reference therein contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, or any document incorporated by reference therein, in light of the circumstances under which they were made) not misleading (such notice to be accompanied by an instruction to suspend the use of the Prospectus until the requisite changes have been made);

(g) make every reasonable effort to avoid the issuance of, or if issued, to obtain the withdrawal of, any order enjoining or suspending the use or effectiveness of a Registration Statement or suspending the qualification (or exemption from qualification) of any of the Registrable Securities or Warrants for sale in any jurisdiction, as promptly as practicable;

(h) upon request, furnish to each requesting Holder of Registrable Securities or Warrants, without charge, at least one conformed copy of each Registration Statement and any post-effective amendment or supplement thereto (including documents incorporated therein by reference or exhibits thereto, if requested);

(i) except as provided in Section 5, upon the occurrence of any event contemplated by Section 4(f)(iv) hereof, prepare as promptly as practicable a supplement or post-effective amendment to a Registration Statement or the related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities or Warrants, such Prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(j) if requested by the representative of the underwriters in an Underwritten Offering, if any, or any Holder of Registrable Securities or Warrants identified in such Prospectus as a selling stockholder in the case of a non-Underwritten Offering, (i) as promptly as practicable incorporate in a Prospectus supplement or post-effective amendment such information as the representative of the underwriters, if any, or, subject to the last sentence of Section 2(b), such Holder indicates relates to it and has changed since the filing of the Prospectus or Registration Statement, as applicable and (ii) make all required filings of such Prospectus supplement or such post- effective amendment as soon as practicable after the Company has received notification of the matters to be incorporated in such Prospectus supplement or post-effective amendment;

(k) use its best efforts to furnish to each Holder of Registrable Securities or Warrants covered by a Registration Statement for an Underwritten Offering and the underwriters a signed counterpart, addressed to each such Holder and the underwriters of: (i) an opinion of counsel for the Company, dated as of the date of each closing of the sale of Registrable Securities or Warrants pursuant to such Registration Statement for an Underwritten Offering, reasonably satisfactory to the underwriters, covering such matters as are customarily covered in opinions delivered to underwriters in underwritten public offerings of securities; and (ii) a “comfort” letter, dated the effective date of such Registration Statement for an Underwritten Offering and the date of each closing under the underwriting agreement, signed by the independent public accountants who have certified the Company’s financial statements included in such Registration Statement for an Underwritten Offering, covering substantially the same matters with respect to such Registration Statement for an Underwritten Offering (and the Prospectus included therein) and with respect to events subsequent to the date of such financial statements, as are customarily covered in accountants’ letters delivered to underwriters in underwritten public offerings of securities;

(l) enter into customary agreements (including in the case of an Underwritten Offering, an underwriting agreement in customary form) and take all other action in connection therewith in order to expedite or facilitate the distribution of the Registrable Securities or Warrants included in such Registration Statement and, in the case of an Underwritten Offering, make representations and warranties to the underwriters in such form and scope as are customarily made by issuers to underwriters in underwritten offerings;

(m) In connection with an Underwritten Offering, make available for inspection by one representative of the Holders and the representative of any underwriters participating in any disposition pursuant to a Registration Statement and one law firm and one accounting firm retained by such representatives, all financial and other records, corporate documents and properties of the Company and cause the officers, directors and employees of the Company to supply all information reasonably requested by any such representative, the representative of the underwriters, counsel thereto or accountants in connection with a Registration Statement; provided, however, that such records, documents or information that the Company determines, in good faith, to be confidential and notifies such representatives, representative of the underwriters, counsel thereto or accountants are confidential shall not be disclosed by the representatives, representative of the underwriters, counsel thereto or accountants unless (i) the disclosure of such records, documents or information is necessary to avoid or correct a material misstatement or omission in a Registration Statement or Prospectus, (ii) the release of such records, documents or information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, or (iii) such records, documents or information have been generally made available to the public by the Company;

(n) subject to Section 8 hereof, use its best efforts (including, without limitation, seeking to cure any deficiencies cited by the exchange or market in the Company’s listing or inclusion application) to list or include all Registrable Securities or Warrants on the Nasdaq Stock Market, including the Nasdaq Small Cap Market, or the OTC Bulletin Board (unless the Company qualifies and chooses to list all Registrable Securities or Warrants on the New York Stock Exchange, in which event the Company shall use its best efforts to list all Registrable Securities or Warrants on the New York Stock Exchange);

(o) prepare and file in a timely manner all documents and reports required by the Exchange Act;

(p) provide a CUSIP number for the class of securities represented by the Registrable Securities or Warrants, not later than the effective date of the Registration Statement;

(q) (i) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission, and (ii) timely file such reports pursuant to the Exchange Act as necessary in order to make generally available to its stockholders, as soon as reasonably practicable an earnings statement for the purposes of, and to provide the benefits contemplated by, the last paragraph of Section 11(a) of the Securities Act;

(r) provide and cause to be maintained a registrar and transfer agent for all Registrable Securities or Warrants covered by any Registration Statement from and after a date not later than the effective date of such Registration Statement;

(s) in connection with any sale or transfer of the Registrable Securities or Warrants pursuant to a Registration Statement, cooperate with the Holders thereof and the representative of the underwriters, if any, to facilitate the timely preparation and delivery, if necessary, of certificates representing the Registrable Securities or Warrants to be sold, which certificates shall not bear any transfer restrictive legends relating to the Securities Act and to enable such Registrable Securities or Warrants to be in such denominations and registered in such names as the representative of the underwriters, if any, or the Holders may request at least two (2) Business Days prior to any sale of the Registrable Securities or Warrants; and

(t) if not previously registered, upon effectiveness of the first Registration Statement filed under this Agreement, the Company will take such actions and make such filings as are necessary to effect the registration of the Common Stock or Warrants under the Exchange Act simultaneously with or immediately following the effectiveness of the Registration Statement.

The Company may require the Holders of Registrable Securities or Warrants to furnish to the Company such information regarding the proposed distribution by such Holder of such Registrable Securities or Warrants as the Company may from time to time reasonably request in writing or as shall be required to effect the registration of the Registrable Securities or Warrants and no Holder shall be entitled to be named as a selling stockholder in any Registration Statement and no Holder shall be entitled to use the Prospectus forming a part thereof if such Holder does not provide such information to the Company.

Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4(f)(ii), 4(f)(iii) or 4(f)(iv) hereof, such Holder will immediately discontinue disposition of Registrable Securities or Warrants pursuant to a Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus. If so directed by the Company, such Holder will deliver to the Company (at the expense of the Company) all copies in its possession, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities or Warrants current at the time of receipt of such notice.

5.	BLACK-OUT PERIOD; ADDITIONAL DIVIDENDS

(a) Subject to the provisions of this Section 5 and a good faith determination by the Board of Directors of the Company that it is reasonably necessary to suspend the use of the Registration Statement, following the effectiveness of such Registration Statement (and the filings, if any, with any state securities commissions), the Company, by notice to JMP and to the Holders of Registrable Securities or Warrants included in such Registration Statement, may direct the Holders to suspend sales of the Registrable Securities or Warrants pursuant to the Registration Statement for a period not to exceed thirty (30) days in any three month period or one hundred twenty (120) days in the aggregate in any twelve (12) month period, if any of the following events shall occur: (i) a primary Underwritten Offering by the Company where the Company is advised by the representative of the underwriters for such Underwritten Offering that the sale of Registrable Securities or Warrants pursuant to the Registration Statement would have a material adverse effect on the Company’s primary offering; or (ii) pending negotiations relating to, or the consummation of, a transaction or the occurrence of an event (x) that would require additional disclosure of material information by the Company in the Registration Statement (or such filings) and which has not been so disclosed, (y) as to which the Company has a bona fide business purpose for preserving confidentiality, or (z) that renders the Company unable to comply with Commission requirements, under circumstances that would make it unduly burdensome to promptly amend or supplement the Registration Statement on a post-effective basis, as applicable. Upon the occurrence of any such suspension, the Company shall use its best efforts to cause the Registration Statement to become effective or to promptly amend or supplement the Registration Statement on a post-effective basis or to take such action as is necessary to permit resumed use of the Registration Statement promptly following the cessation of such event giving rise to such suspension so as to permit the Holders to resume sales of the Registrable Securities or Warrants as soon as practicable thereafter.

(b) Subject to the limitations in Section 5(a), in the case of an event that causes the Company to suspend the effectiveness of a Registration Statement pursuant to Section 5(a) (a “Suspension Event”), the Company shall give notice (a “Suspension Notice”) to JMP and to the Holders to suspend sales of the Registrable Securities or Warrants. The Suspension Notice shall state that such suspension shall continue only for so long as the Suspension Event or its effect is continuing and, subject to the provisions of this Agreement, the Company will take all reasonable steps to terminate suspension of the effectiveness of the Registration Statement as promptly as practicable. The Holders shall not effect any sales of the Registrable Securities or Warrants pursuant to such Registration Statement (or such filings) at any time after it has received a Suspension Notice from the Company and prior to receipt of an End of Suspension Notice. If so directed by the Company, each Holder will deliver to the Company (at the expense of the Company) all copies other than permanent file copies then in such Holder’s possession of the Prospectus covering the Registrable Securities or Warrants at the time of receipt of the Suspension Notice. The Holders may recommence effecting sales of the Registrable Securities or Warrants pursuant to the Registration Statement (or such filings) following further notice to such effect (an “End of Suspension Notice”) from the Company, which End of Suspension Notice shall be given by the Company to the Holders and JMP in the manner described above promptly following the conclusion of any Suspension Event and its effect.

(c) If the Company shall give a Suspension Notice pursuant to this Section 5 in connection with the IPO Registration Statement, the Company agrees that it shall extend the period of time during which the Registration Statement shall be maintained effective pursuant to this Agreement by the number of days during the period from the date of the giving of the Suspension Notice to and including the date when Holders shall have received the End of Suspension Notice and copies of the supplemented or amended Prospectus necessary to resume sales.

(d) If any one of (A), (B), (C) or (D) occurs, and at such time Registrable Securities or Warrants that are entitled to registration rights hereunder are outstanding and are held by Holders (A) if the Company does not elect to file a Shelf Registration Statement in accordance with Section 2 and either (i) the IPO Registration Statement is not filed with the Commission on or prior to two hundred seventy (270) days after the Closing Date, or (ii) the IPO Registration Statement covering all of the Registrable Securities required to be included therein pursuant to Section 2 is not declared effective by the Commission on or prior to three hundred sixty five (365) days after the Closing Date, (B) if the Company does not elect to file an IPO Registration Statement covering all of the Registrable Securities in accordance with Section 2 and either (i) the Shelf Registration Statement is not filed with the Commission on or prior to (x) two hundred seventy (270) days from the Closing Date, (y) thirty (30) days after the earlier of the withdrawal or abandonment of the offering pursuant to the IPO registration statement, or (z) thirty (30) days after the consummation of the offering pursuant to the IPO Registration Statement unless otherwise required by law, whichever is applicable in accordance with Section 2, or (ii) the Shelf Registration Statement covering all of the Registrable Securities required to be included therein pursuant to Section 2 is not declared effective by the Commission on or prior to three hundred sixty five (365) days after the Closing Date, or in the case of a Shelf Registration Statement required to be filed pursuant to Section 2(a)(iv), the Shelf Registration Statement covering all of the Registrable Securities required to be included therein pursuant to Section 2 is not declared effective by the Commission on or prior to ninety (90) days after the filing thereof, or (C) except to the extent permitted by this Section 5, after the IPO Registration Statement or the Shelf Registration Statement, as applicable, has been declared effective by the Commission such Registration Statement ceases to be effective or usable in connection with resales of Registrable Securities during the period in which it is required to be effective hereunder without being succeeded immediately by any additional Registration Statement or post-effective amendment covering the Registrable Securities, which has been filed and declared effective or (D) the Company has completed an initial public offering of its Common Stock and the Company did not file an election to be regulated as a business development company on Form N-54A with the Commission prior to or concurrent with the filing of an IPO Registration Statement and within the 24-month period following the completion of such initial public offering the Company files a Form N-54A with the Commission electing to be regulated as a business development company and (i) the Warrant Registration Statement is not filed within sixty (60) days of the filing of the Form N-54A or (ii) the Warrant Registration Statement is not declared effective within one hundred fifty (150) days of the filing of the Form N-54A, then a “Registration Default” will be deemed to have occurred. In the case of a Registration Default, the Company will pay additional dividends (“Additional Dividends”) to each holder of shares of Common Stock of the Company. Additional Dividends will be paid by the Company out of funds legally available therefor. The amount of Additional Dividends payable during the fiscal quarter in which a Registration Default has occurred and is continuing shall be $0.0625 per share of Common Stock (subject to adjustment in the event of a stock split, stock recombination, stock dividend and the like) and shall escalate at the end of such quarter and at the end of each quarter thereafter by an additional $0.0625 per share of Common Stock (subject to adjustment in the event of a stock split, stock recombination, stock dividend and the like); provided that, the Additional Dividends shall not be increased as a result of any Registration Default by more than $0.0625 per quarter in any quarterly period regardless of the number of Registration Defaults then existing; provided further, that, such Additional Dividends shall not, in the aggregate, exceed $0.25 per share of Common Stock (subject to adjustment in the event of a stock split, stock recombination, stock dividend and the like) per quarter. Following the cure of a Registration Default, Additional Dividends will cease to accrue with respect to such Registration Default. To the extent a Registration Default occurs or is cured during a quarter, partial Additional Dividends shall be payable for such quarter and shall be calculated on the basis of a ninety day quarter consisting of three equal thirty day months. All accrued Additional Dividends shall be paid by wire transfer of immediately available funds or by federal funds check by the Company on the first Business Day of each quarter following a Registration Default. In the event that any Additional Dividends are not paid when due, such overdue Additional Dividends, if any, shall bear interest until paid at the lesser of 10% per annum and the maximum interest rate allowed by law, compounded quarterly. The parties hereto agree that the Additional Dividends provided for in this Section 5(d) constitute a reasonable estimate of the damages that may be incurred by Holders by reason of a Registration Default. Nothing in this Section 5 shall be construed to limit the Company’s ability to pay any dividend declared other than as a result of any Registration Default.

(e) Notwithstanding anything to the contrary provided herein, a Registration Default shall not have occurred if at least fifty percent (50%) of the then outstanding Registrable

Securities have been voted to extend the time period in which a Registration Statement must be filed and/or declared effective as provided in Section 5(d) above.

6.	INDEMNIFICATION AND CONTRIBUTION

(a) The Company agrees to indemnify and hold harmless (i) JMP and each Holder of Registrable Securities or Warrants, (ii) each Person, if any, who controls within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act), any such Person (any of the Persons referred to in this clause (ii) being hereinafter referred to as a “Controlling Person”), and (iii) the respective officers, directors, partners, members, and Affiliates of any such Person referred to in clause (i), (ii) or (iii) (any Person referred to in clause (i), (ii) or (iii) may hereinafter be referred to as an “Purchaser Indemnitee”), to the fullest extent lawful, from and against any and all losses, claims, damages, judgments, actions, out-of-pocket expenses, and other liabilities (the “Liabilities”), including without limitation and as incurred, reimbursement of all reasonable costs of investigating, preparing, pursuing or defending any claim or action, or any Proceeding by any governmental agency or body, commenced or threatened, including the reasonable fees and expenses of counsel to any Purchaser Indemnitee, joint or several, directly or indirectly related to, based upon, arising out of or in connection with any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus (as amended or supplemented if the Company shall have furnished to or on behalf of the Holders participating in the distribution relating to the relevant Registration Statement any amendments or supplements thereto), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except insofar as such Liabilities arise out of or are based upon (x) any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information relating to such Purchaser Indemnitee furnished to the Company or any underwriter in writing by such Holder or such Purchaser Indemnitee expressly for use therein, (y) any untrue statement or alleged untrue statement contained in or omission or alleged omission from a Prospectus if a copy of the corrected Prospectus (if the Company shall have furnished to or on behalf of the Holders participating in the distribution relating to the relevant Registration Statement any corrected prospectus and any amendments or supplements thereto) was not sent or given by or on behalf of such Holder to the Person asserting any such Liabilities who purchased Registrable Securities or Warrants, if such Prospectus (or Prospectus as amended or supplemented) is required by law to be sent or given at or prior to the written confirmation of the sale of such shares to such Person and the untrue statement or alleged untrue statement contained in or omission or alleged omission from such Prospectus was corrected in such corrected Prospectus (or the Prospectus as amended or supplemented did not contain such untrue statement or alleged untrue statement or omission or alleged omission), or (z) use of any Registration Statement, Prospectus (including any preliminary Prospectus) during a period when a stop order has been issued in respect thereof or any Proceeding for that purpose have been initiated, or use of a Prospectus or any preliminary Prospectus has been suspended pursuant to Sections 4(f)(ii), 4(f)(iii), 4(f)(iv) or 5(a); provided, however, in each case under clause (z), that the Company provided to such Holder prior to such use notice of such stop order, initiation of Proceedings or suspension. The Company shall notify the Holders promptly of the institution, threat or assertion of any claim, Proceeding (including any governmental investigation), or litigation of which it shall have become aware in connection with the matters addressed by this Agreement which involves the Company or a Purchaser Indemnitee. The indemnity provided for herein shall remain in full force and effect regardless of any investigation made by or on behalf of any Purchaser Indemnitee.

(b) In connection with any Registration Statement in which a Holder of Registrable Securities or Warrants is participating, such Holder agrees, severally and not jointly, to indemnify and hold harmless the Company, JMP, each Person who signs the Registration Statement, each Person who controls the Company within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act and the respective partners, directors, officers, members, and Affiliates of each such Person or Controlling Person to the same extent as the foregoing indemnity from the Company to each Purchaser Indemnitee, but only with respect to Liabilities which arise out of or are based upon untrue statements or omissions of material fact or alleged untrue statements or omissions of material fact made in reliance upon and in conformity with information relating to such Purchaser Indemnitee furnished to the Company in writing by such Holder or such Purchaser Indemnitee expressly for use in any Registration Statement or Prospectus (including any amendment or supplement thereto, or any preliminary Prospectus). The cumulative liability of any Purchaser Indemnitee pursuant to this paragraph shall in no event exceed the net proceeds received by such Purchaser Indemnitee from sales of Registrable Securities or Warrants giving rise to such obligations.

(c) If any suit, action, Proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any Person in respect of which indemnity may be sought pursuant to paragraph (a) or (b) above, such Person (the “Indemnified Party”), shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”), in writing of the commencement thereof (but the failure to so notify an Indemnifying Party shall not relieve it from any liability which it may have under this Section 6, except to the extent the Indemnifying Party is materially prejudiced by the failure to give notice), and the Indemnifying Party, upon request of the Indemnified Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and any others the Indemnifying Party may reasonably designate in such Proceeding and shall pay the reasonable fees and expenses actually incurred by such counsel related to such Proceeding as they are incurred. Notwithstanding the foregoing, in any such Proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party, unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed in writing to the contrary, (ii) the Indemnifying Party failed within a reasonable time after notice of commencement of the action to assume the defense and employ counsel reasonably satisfactory to the Indemnified Party, (iii) the Indemnifying Party and its counsel do not actively and vigorously pursue the defense of such action or (iv) the named parties to any such action (including any impleaded parties), include both such Indemnified Party and the Indemnifying Party, or any Affiliate of the Indemnifying Party, and such Indemnified Party shall have been reasonably advised by counsel that, either (x) there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party or such Affiliate of the Indemnifying Party or (y) a conflict may exist between such Indemnified Party and the Indemnifying Party or such Affiliate of the Indemnifying Party, in which case the Indemnifying Party shall not have the right to assume nor direct the defense of such action on behalf of such Indemnified Party, it being understood, however, that the Indemnifying Party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any necessary local counsel), for all such Indemnified Parties, which firm shall be designated, in the case of Purchaser Indemnities, in writing by those Indemnified Parties who sold a majority of the Registrable Securities or Warrants sold by all such Indemnified Parties and any such separate firm for the Company, the directors, the officers and such control Persons of the Company as shall be designated in writing by the Company. The Indemnifying Parties shall pay the reasonable fees and expenses of such separate counsel as they are incurred. The Indemnifying Party shall not be liable for any settlement of any Proceeding effected without its written consent, but if settled with such consent or if there be a final, non-appealable judgment for the plaintiff, the Indemnifying Party agrees to indemnify any Indemnified Party from and against any loss or liability by reason of such settlement or judgment. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened Proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

(d) If the indemnification provided for in paragraphs (a) and (b) of this Section 6 is for any reason held to be unavailable to an Indemnified Party in respect of any Liabilities referred to therein (other than by reason of the exceptions provided therein) or is insufficient to hold harmless a party indemnified thereunder, then each Indemnifying Party under such paragraphs, in lieu of indemnifying such Indemnified Party thereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities (i) in such proportion as is appropriate to reflect the relative benefits of the Indemnified Party on the one hand and the Indemnifying Party(ies) on the other in connection with the statements or omissions that resulted in such Liabilities, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Indemnifying Party(ies) and the Indemnified Party, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and any Purchaser Indemnitees on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by such Purchaser Indemnitees and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) The parties agree that it would not be just and equitable if contribution pursuant to this Section 6 were determined by pro rata allocation (even if such indemnified parties were treated as one entity for such purpose), or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph 6(d) above. The amount paid or payable by an Indemnified Party as a result of any Liabilities referred to paragraph 6(d) shall be deemed to include, subject to the limitations set forth above, any reasonable legal or other expenses actually incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 6, in no event shall a Purchaser Indemnitee be required to contribute any amount in excess of the amount by which proceeds received by such Purchaser Indemnitee from sales of Registrable Securities or Warrants exceeds the cumulative amount of any damages that such Purchaser Indemnitee has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. For purposes of this Section 6, each Person, if any, who controls (within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act) JMP or a Holder of Registrable Securities or Warrants shall have the same rights to contribution as JMP or such Holder, as the case may be, and each Person, if any, who controls (within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act) the Company, and each officer, director, partner, employee, representative, agent or manager of the Company shall have the same rights to contribution as the Company. Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or Proceeding against such party in respect of which a claim for contribution may be made against another party or parties, notify each party or parties from whom contribution may be sought, but the omission to so notify such party or parties shall not relieve the party or parties from whom contribution may be sought from any obligation it or they may have under this Section 6 or otherwise, except to the extent that any party is materially prejudiced by the failure to give such notice. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act), shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(f) The indemnity and contribution agreements contained in this Section 6 will be in addition to any liability which the Indemnifying Parties may otherwise have to the Indemnified Parties. The Purchaser Indemnitee’s obligations to contribute pursuant to this Section 6 are several in proportion to the respective number of Shares sold by each of the Purchaser Indemnitees hereunder and not joint.

7.	MARKET STAND-OFF AGREEMENT

As a condition to each Holder’s right to any rights or benefits hereunder, each Holder of the Registrable Securities or Warrants will agree (and by requesting inclusion of any Registrable Securities or Warrants in any Registration Statement will be deemed to have agreed) that it shall not, to the extent requested by the Company or an underwriter of securities of the Company, sell or otherwise transfer or dispose of any Registrable Securities or other shares of Common Stock of the Company or any securities convertible into or exchangeable or exercisable for shares of Common Stock of the Company then owned by such Holder, including any Warrants (other than to donees or partners of the Holder who agree to be similarly bound) within seven (7) days prior to and one hundred eighty (180) days following the effective date of an IPO Registration Statement of the Company filed under the Securities Act; provided, however, that

(a) with respect to the one hundred eighty (180)-day restriction that follows the effective date of an IPO Registration Statement, such agreement shall not be applicable to Registrable Securities or Warrants sold pursuant to such Registration Statement or pursuant to a Shelf Registration Statement or Warrant Registration Statement hereunder;

(b) all executive officers and directors of the Company then holding shares of Common Stock or securities convertible into or exchangeable or exercisable for shares of Common Stock of the Company enter into similar agreements for not less than the entire time period required of the Holders hereunder; and

(c) the Holders shall be allowed any concession or proportionate release allowed to any executive officer or director that entered into similar agreements.

In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the securities subject to this Section 7 and to impose stop transfer instructions with respect to the Registrable Securities or Warrants and such other securities of each Holder (and the securities of every other Person subject to the foregoing restriction) until the end of such period.

8.	MARKET MAKING

In connection with the listing or inclusion, in accordance with Section 4(n), of the Registrable Securities or Warrants on the Nasdaq Stock Market, the New York Stock Exchange or the OTC Bulletin Board, JMP shall act as a market maker of the Common Stock or Warrants, as applicable (including as sponsor market maker in the OTC Bulletin Board) and shall use its reasonable efforts to engage additional market makers as may be required under the rules and regulations of the Nasdaq Stock Market or the New York Stock Exchange, as applicable. JMP shall have no obligation to act as a market maker or use its reasonable efforts to engage additional market makers after the Company completes an Underwritten Offering of its Common Stock following the IPO Registration Statement.

9.	TERMINATION OF THE COMPANY’S OBLIGATION

Subject to the second sentence of Section 11(j) of this Agreement, the Company shall have no obligation pursuant to this Agreement to register any Registrable Securities or Warrants proposed to be sold by a Holder in a registration pursuant to this Agreement if, in the opinion of counsel to the Company, all such Registrable Securities proposed to be sold by a Holder may be sold in a three-month period without registration under the Securities Act pursuant to Rule 144 under the Securities Act.

10.	LIMITATIONS ON SUBSEQUENT REGISTRATION RIGHTS

From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the shares of Common Stock and Common Stock equivalents representing or underlying the then outstanding Registrable Securities or Warrants, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include such securities in any Registration Statement filed pursuant to the terms hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such holder’s or prospective holder’s securities will not reduce the amount of Registrable Securities or Warrants of the Holders that is included, or (b) to have his securities registered on a registration statement in which Holders are not permitted to participate and that could be declared effective prior to, or within one hundred twenty (120) days of, the effective date of any Registration Statement filed pursuant to this Agreement.

11.	MISCELLANEOUS

(a) Remedies. In the event of a breach by the Company of any of its obligations under this Agreement, each Holder of Registrable Securities or Warrants, in addition to being entitled to exercise all rights provided herein or, in the case of JMP, in the Purchase/Placement Agreement, or granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. Subject to Section 6, the Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of any of the provisions of this Agreement and hereby further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.

(b) Amendments and Waivers. The provisions of this Agreement that relate to Registrable Securities, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to or departures from the provisions hereof may not be given, without the written consent of the Company and Holders beneficially owning not less than fifty percent (50%) of the then outstanding Registrable Securities. The provisions of this Agreement that relate to Warrants, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to or departures from the provisions hereof may not be given, without the written consent of the Company and Holders beneficially owning not less than fifty percent (50%) of the then outstanding Warrants. Notwithstanding the foregoing, a waiver or consent to or departure from the provisions hereof with respect to a matter that relates exclusively to the rights of a Holder whose securities are being sold pursuant to a Registration Statement and that does not directly or indirectly affect, impair, limit or compromise the rights of any other Holders may be given by such Holder; provided, however, that the provisions of this sentence may not be amended, modified or supplemented except in accordance with the provisions of the immediately preceding sentences.

(c) Notices. All notices and other communications, provided for or permitted hereunder shall be made in writing by delivered by facsimile (with receipt confirmed), overnight courier or registered or certified mail, return receipt requested, or by telegram

(i) if to a Holder of Registrable Securities or Warrants, at the most current address given by the transfer agent and registrar of the Registrable Securities or Warrants to the Company, or, if the Company does not have a transfer agent or registrar, the address for such Holder on the stock record books of the Company; and

(ii) if to the Company at the offices of the Company at

Four Palo Alto Square

3000 El Camino Real

Suite 200

Palo Alto, CA 94306

Attention: Chief Executive Officer

Facsimile: (650) 813-6211

With a copy to the Company’s Chief Legal Officer at

Four Palo Alto Square

3000 El Camino Real

Suite 200

Palo Alto, CA 94306

Attention: Chief Legal Officer

Facsimile: (650) 813-6211

or to such other address as the Company may have furnished to JMP in writing in accordance with this Agreement.

(d) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto, including, without limitation and without the need for an express assignment or assumption, subsequent Holders of Registrable Securities or Warrants. The Company agrees that the Holders shall be third party beneficiaries to the agreements made hereunder by JMP and the Company, and each Holder shall have the right to enforce such agreements directly to the extent it deems such enforcement necessary or advisable to protect its rights hereunder; provided, however, that such Holder fulfills all of its obligations hereunder.

(e) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(f) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(g) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY STATE COURT IN THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING IN STATE OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY

OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(h) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties hereto that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(i) Entire Agreement. This Agreement, together with the Purchase/Placement Agreement, is intended by the parties hereto as a final expression of their agreement, and is intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.

(j) Survival. This Agreement is intended to survive the consummation of the transactions contemplated by the Purchase/Placement Agreement. The indemnification and contribution obligations under Section 6 of this Agreement shall survive the termination of the Company’s obligations under Sections 2 or 9 of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

/s/ Manuel A. Henriquez

By:	Manuel A. Henriquez
Title:	Chief Executive Officer

JMP SECURITIES LLC

/s/ Carter Mack

By:	Carter Mack
Title:	Managing Director

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